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                                   EXHIBIT 5


                               Opinion of Counsel
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[HFI LOGO]

April 12, 1996

Hampshire Funding, Inc.
One Granite Place
Concord, NH 03301

RE:  Hampshire Funding, Inc. - Registration Statement on Form S-1


Gentlemen:

I am an attorney licensed to practice law in the State of New Hampshire and am General Counsel and Secretary to Hampshire Funding, Inc. (the "Registrant"). I have served as counsel in connection with the filing by the Registrant of the above described Registration Statement registering $30,000,000 of programs coordinating the purchase of mutual fund shares and insurance (the "Programs"). I have examined or am familiar with:

(1)   the Articles of Incorporation, and amendments thereto, of the Registrant;

(2)   the Bylaws of the Registrant;

(3)   the corporate record books of the registrant; and

(4) the Registration Statement filed, or to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

Based upon such examination and upon examination of such other instruments and records that I deem necessary, I am of the opinion That:

(1) the Registrant has been duly incorporated under the laws of the State of New Hampshire and is validly existing and in good standing under the laws of such state; and

(2) the Programs will, when duly and validly issued, constitute valid and binding obligations of the Registrant, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of the creditor's rights.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the prospectus.

Very truly yours,

/s/ Charles C. Cornelio

Charles C. Cornelio
General Counsel and Secretary